Exhibit 99.1

News Release

Investor Contact:	Media Contact:
Andrew Hedberg (651) 250-2185	Nigel Glennie (651) 250-2576
Cairn Clark (651) 250-2291

ECOLAB DELIVERS VERY STRONG THIRD QUARTER PERFORMANCE

REPORTED DILUTED EPS $1.41; ADJUSTED DILUTED EPS $1.54, +18%

EXPECT CONTINUED STRENGTH IN 4Q 2023 AND 2024

THIRD QUARTER HIGHLIGHTS:

●	Reported sales $4.0 billion, +8% versus last year. Organic sales +7%, led by double-digit growth in the Institutional & Specialty segment and Pest Elimination division, solid Industrial segment growth, and improved Healthcare & Life Sciences segment growth.
●	Reported operating income +17%. Organic operating income +20%, driven by continued strong pricing, improved volume trends and slightly lower delivered product costs.
●	Reported operating income margin 14.3%. Organic operating income margin 15.5%, +160 bps versus last year reflecting robust gross margin expansion.
●	Reported diluted EPS $1.41, +17%. Adjusted diluted EPS, excluding special gains and charges and discrete tax items were $1.54, +18%.
●	Third quarter cash flow from operating activities $788 million; free cash flow increased to $621 million, +$377 million versus last year.

OUTLOOK

●	4Q 2023: Expect fourth quarter 2023 adjusted diluted earnings per share in the $1.48 to $1.58 range, +17 to 24% versus last year.
●	2024 outlook: Continue to expect mid-teens or better growth in adjusted diluted earnings per share, as discussed at Ecolab’s September 2023 investor day.

	Third Quarter Ended September 30
	Reported			Adjusted
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2023	2022	Change	2023	2022	Change
Net sales	$3,958.1	$3,669.3	8%	$3,958.1	$3,669.3	8%
Operating income	566.0	483.0	17%	608.6	507.9	20%
Net income attributable to Ecolab	404.0	347.1	16%	441.7	372.5	19%

Diluted earnings per share attributable to Ecolab	$1.41	$1.21	17%	$1.54	$1.30	18%

	Organic		%
	2023	2022	Change
Net sales	$3,899.3	$3,640.0	7%
Operating income	604.1	505.4	20%

ST. PAUL, Minn., October 31, 2023

CEO Comment

Christophe Beck, Ecolab’s chairman and chief executive officer, said, “Ecolab continued to deliver very strong sales and earnings growth despite unpredictable macro conditions. Consistent execution by our team drove further pricing, accelerating volume trends, and very strong organic operating income growth. Importantly, organic operating income margin continued to expand significantly, driven by robust gross margin expansion. As expected, SG&A expense remained consistent with second quarter levels, with underlying productivity remaining solid as we continue to leverage our leading digital capabilities. Together, this great performance resulted in adjusted earnings per share growth at the upper end of our forecast range.

“We remain focused on driving new business wins and further pricing improvements, supported by the unmatched value we create for customers through reduced water and energy consumption, and enhanced productivity. At the same time, we continue to make investments in our market-leading innovation, digital offerings and service capabilities, which help amplify our competitive strengths. Ecolab’s long-term fundamentals are stronger than ever, and we remain confident in our outlook. We expect strong growth in adjusted earnings in the fourth quarter, with this momentum continuing into 2024 as we work to deliver superior shareholder returns.”

Third Quarter 2023 Consolidated Results

Ecolab’s third quarter reported sales increased 8% and organic sales increased 7% when compared to the prior year.

Third quarter 2023 reported operating income increased 17% including the impact of special gains and charges, which were a net charge primarily related to restructuring costs. Organic operating income increased 20%, as robust pricing and slightly lower delivered product costs more than offset investments in the business including incentive compensation.

Reported other income increased $20 million in the third quarter of 2023 as modestly higher pension costs were more than offset by the comparison to last year’s $25 million settlement expense related to U.S. pension plan lump-sum payments to retirees.

Reported interest expense increased 14% reflecting the impact from higher average interest rates on outstanding debt.

The reported income tax rate for the third quarter of 2023 was 19.1% compared with the reported rate of 14.6% in the third quarter of 2022. Excluding special gains and charges and discrete tax items, the adjusted tax rate for the third quarter of 2023 was 18.5% compared with the adjusted tax rate of 18.3% in the third quarter of 2022.

Reported net income increased 16% versus the prior year. Excluding the impact of special gains and charges and discrete tax items, adjusted net income increased 19% versus the prior year.

Reported diluted earnings per share increased 17% versus the prior year. Adjusted diluted earnings per share increased 18% when compared against the third quarter of 2022. Currency translation was neutral to earnings per share in the third quarter of 2023.

Third Quarter 2023 Segment Review

Global Industrial

(unaudited)	Third Quarter Ended September 30			Organic
(millions)	2023	2022	% Change	% Change

Fixed currency
Sales	$1,826.9	$1,763.4	4%	4%
Operating income	287.5	266.6	8%	8%
Operating income margin	15.7%	15.1%
Organic operating income margin	15.7%	15.1%

Public currency
Sales	$1,841.8	$1,769.6	4%
Operating income	289.8	269.0	8%

The Industrial segment includes Water, Food & Beverage, and Paper

Organic sales increased 4%, as good growth in Food & Beverage and Water more than offset the expected short-term decline in Paper sales, which continues to be impacted by soft industry demand. Organic operating income increased 8% as continued pricing overcame investments in the business including incentive compensation and softer volume. Industrial’s operating income is expected to return to double-digit growth in the fourth quarter.

Global Institutional & Specialty

(unaudited)	Third Quarter Ended September 30			Organic
(millions)	2023	2022	% Change	% Change

Fixed currency
Sales	$1,308.7	$1,165.7	12%	11%
Operating income	249.9	195.2	28%	28%
Operating income margin	19.1%	16.7%
Organic operating income margin	19.3%	16.7%

Public currency
Sales	$1,313.0	$1,166.0	13%
Operating income	250.8	196.1	28%

The Institutional & Specialty segment includes Institutional and Specialty

Organic sales increased 11%, with both the Institutional and Specialty divisions growing double-digits reflecting additional pricing and new business gains. Very strong organic operating income growth of 28% was driven by strong pricing which overcame investments in the business including incentive compensation.

Global Healthcare & Life Sciences

(unaudited)	Third Quarter Ended September 30			Organic
(millions)	2023	2022	% Change	% Change

Fixed currency
Sales	$400.7	$360.1	11%	11%
Operating income	44.0	32.0	38%	38%
Operating income margin	11.0%	8.9%
Organic operating income margin	11.0%	8.9%

Public currency
Sales	$406.2	$356.6	14%
Operating income	45.2	31.3	44%

The Healthcare & Life Sciences segment includes Healthcare and Life Sciences

Organic sales increased 11%, reflecting continued growth in Healthcare and improved Life Sciences sales growth. Healthcare’s underlying growth improved, driven by good pricing and new business gains; the business also benefited from larger than normal surgical sales. Organic operating income increased 38% versus last year as further pricing, volume growth, and cost savings more than offset targeted investments in the business including incentive compensation.

Other

(unaudited)	Third Quarter Ended September 30			Organic
(millions)	2023	2022	% Change	% Change

Fixed currency
Sales	$380.3	$350.8	8%	8%
Operating income	72.9	63.3	15%	15%
Operating income margin	19.2%	18.0%
Organic operating income margin	19.2%	18.0%

Public currency
Sales	$382.1	$349.4	9%
Operating income	72.9	63.1	16%

The Other segment includes Pest Elimination, Textile Care and Colloidal Technologies

Organic sales increased 8%, led by double-digit growth in Pest Elimination. Organic operating income increased 15% as continued pricing overcame investments in the business including incentive compensation.

Corporate

(unaudited)	Third Quarter Ended September 30
(millions)	2023	2022

Public currency
Sales	$15.0	$27.7

Corporate operating expense
Nalco and Purolite amortization	49.9	52.0
Special (gains) and charges	42.6	24.9
Other	0.2	(0.4)
Total Corporate operating expense	$92.7	$76.5

Third quarter of 2023 corporate segment includes:

●	sales of $15 million to ChampionX under the Master Cross Supply and Product Transfer agreements Ecolab entered into as part of the ChampionX separation
●	amortization expense of $28 million related to the Nalco merger intangible assets and $22 million related to Purolite acquisition intangible assets
●	special gains and charges were a net charge of $43 million, primarily related to restructuring costs

Special gains and charges for the third quarter of 2022 impacting operating expense were a net charge of $25 million and primarily related to Purolite integration costs and other charges.

Business Outlook

2023 – Fourth Quarter

Ecolab expects fourth quarter 2023 adjusted diluted earnings per share in the $1.48 to $1.58 range, rising 17% to 24% compared with adjusted diluted earnings per share of $1.27 a year ago. Within this forecast, the company expects to deliver continued pricing, volume growth, year-over-year gross margin expansion of 250 to 300 basis points and SG&A expense that remains consistent with 2023 second and third quarter levels as we continue to make targeted investments in our growth capabilities while driving further productivity improvements.

The Company currently expects quantifiable special charges in the fourth quarter of 2023 to be approximately $0.09 per share, principally related to restructuring charges. Other than the special gains and charges noted above, other such amounts are not currently quantifiable.

2024 Outlook

Ecolab continues to expect to deliver strong performance in 2024. The Company assumes continued soft macroeconomic demand and slightly lower delivered product costs. As discussed at Ecolab’s September 2023 investor day, the Company expects good sales growth, driven by new business gains and continued pricing actions, improved SG&A productivity, and attractive operating income margin expansion. This strong performance is expected to result in mid-teens or better growth in 2024 adjusted diluted earnings per share.

About Ecolab

A trusted partner for millions of customers, Ecolab (NYSE:ECL) is a global sustainability leader offering water, hygiene and infection prevention solutions and services that protect people and the resources vital to life. Building on a century of innovation, Ecolab has annual sales of $14 billion, employs more than 47,000 associates and operates in more than 170 countries around the world. The company delivers comprehensive science-based solutions, data-driven insights and world-class service to advance food safety, maintain clean and safe environments, and optimize water and energy use. Ecolab’s innovative solutions improve operational efficiencies and sustainability for customers in the food, healthcare, life sciences, hospitality and industrial markets. www.ecolab.com

Ecolab will host a live webcast to review the third quarter earnings announcement today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site.

Cautionary Statements Regarding Forward-Looking Information

This news release contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding macroeconomic conditions, delivered product costs, demand, and our financial and business performance and prospects, including sales, earnings, special charges, margins, pricing, productivity, new business and investments. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this news release. In particular, the ultimate results of any restructuring initiative depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC"), and include the impact of economic factors such as the worldwide economy, capital flows, interest rates, foreign currency risk, reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar, demand uncertainty, supply chain challenges and inflation; the vitality of the markets we serve; exposure to global economic, political and legal risks related to our international operations, including geopolitical instability, the impact of sanctions or other actions taken by the U.S. or other countries, and retaliatory measures taken by Russia in response, in connection with the conflict in Ukraine; difficulty in procuring raw materials or fluctuations in raw material costs; our ability to attract, retain and develop high caliber management talent to lead our business and successfully execute organizational change and changing labor market dynamics; information technology infrastructure failures or breaches in data security; the effects and duration of the COVID-19 pandemic or other public health outbreaks, epidemics or pandemics; our ability to acquire complementary businesses and to effectively integrate such businesses, including Purolite; our ability to execute key business initiatives, including restructurings and our Enterprise Resource Planning system upgrades; our ability to successfully compete with respect to value, innovation and customer support; pressure on operations from consolidation of customers or vendors; restraints on pricing flexibility due to contractual obligations and our ability to meet our contractual commitments; the costs and effects of complying with laws and regulations, including those relating to the environment, climate change standards, and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; potential chemical spill or release; our commitments, goals, targets, objectives and initiatives related to sustainability; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; potential losses arising from the impairment of goodwill or other assets; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

These non-GAAP financial measures include:

•fixed currency sales

•organic sales, formerly known as acquisition adjusted fixed currency sales

•adjusted cost of sales

●adjusted gross profit

•adjusted gross margin

•fixed currency operating income

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•	organic operating income, formerly known as acquisition adjusted fixed currency operating income
•	organic operating income margin, formerly known as acquisition adjusted fixed currency operating income margin

●adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

•free cash flow

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for adjusted cost of sales, adjusted gross margin, adjusted gross profit and adjusted operating income exclude the impact of special (gains) and charges and our non-GAAP financial measures for adjusted tax rate, adjusted net income attributable to Ecolab and adjusted diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2023. We also provide our segment results based on public currency rates for informational purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco and Purolite transactions or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Our non-GAAP financial measures for organic sales, organic operating income and organic operating income margin are at fixed currency and exclude the impact of special (gains) and charges, the results of our acquired businesses from the first twelve months post acquisition and the results of divested businesses from the twelve months prior to divestiture. In addition, as part of the separation, we also entered into a Master Cross Supply and Product Transfer agreement with ChampionX to provide, receive or transfer certain products for a period up to 36 months and for a small set of products with limited suppliers over the next few years. Sales of product to ChampionX under this agreement are recorded in product and equipment sales in the Corporate segment along with the related cost of sales. These transactions are removed from the consolidated results as part of the calculation of the impact of acquisitions and divestitures.

We define free cash flow as net cash provided by operating activities less cash outlays for capital expenditures. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. It should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. We believe free cash flow is meaningful to investors as it functions as a useful measure of performance and we use this measure as an indication of the strength of the Company and its ability to generate cash.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this news release) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

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(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Third Quarter Ended			Nine Months Ended
	September 30%			September 30%
(millions, except per share)	2023	2022	Change	2023	2022	Change

Product and equipment sales	$3,170.9	$2,963.0		$9,152.0	$8,473.9
Service and lease sales	787.2	706.3		2,229.8	2,042.7
Net sales	3,958.1	3,669.3	8%	11,381.8	10,516.6	8%
Product and equipment cost of sales	1,868.1	1,877.1		5,561.7	5,371.7
Service and lease cost of sales	462.4	414.5		1,308.8	1,204.4
Cost of sales (1)	2,330.5	2,291.6	2%	6,870.5	6,576.1	4%
Selling, general and administrative expenses	1,024.9	876.9	17%	3,026.8	2,731.7	11%
Special (gains) and charges (1)	36.7	17.8		82.2	45.5
Operating income	566.0	483.0	17%	1,402.3	1,163.3	21%
Other (income) expense	(14.5)	5.7	(354)%	(42.0)	(32.6)	29%
Interest expense, net	74.3	65.1	14%	226.3	174.1	30%
Income before income taxes	506.2	412.2	23%	1,218.0	1,021.8	19%
Provision for income taxes	96.8	60.2	61%	235.8	182.4	29%
Net income including noncontrolling interest	409.4	352.0	16%	982.2	839.4	17%
Net income attributable to noncontrolling interest	5.4	4.9		15.1	12.1
Net income attributable to Ecolab	$404.0	$347.1	16%	$967.1	$827.3	17%

Earnings attributable to Ecolab per common share
Basic	$1.42	$1.22	16%	$3.39	$2.90	17%
Diluted	$1.41	$1.21	17%	$3.38	$2.88	17%

Weighted-average common shares outstanding
Basic	285.1	284.9	0%	284.9	285.4	0%
Diluted	286.9	286.3	0%	286.4	287.0	0%

(1) Cost of sales and Special (gains) and charges in the Consolidated Statement of Income above include the following:

	Third Quarter Ended			Nine Months Ended
	September 30			September 30
(millions)	2023	2022		2023	2022

Cost of sales
Restructuring activities	$5.9	$2.1		$17.2	$5.5
Acquisition and integration activities	-	4.2		-	32.7
COVID-19 activities, net	-	-		-	16.3
Russia/Ukraine activities	-	0.8		-	7.2
Subtotal (a)	5.9	7.1		17.2	61.7

Special (gains) and charges
Restructuring activities	20.0	(0.3)		46.3	0.8
Acquisition and integration activities	3.0	4.1		11.5	15.0
Russia/Ukraine activities	0.5	-		1.1	5.9
Other	13.2	14.0		23.3	23.8
Subtotal	36.7	17.8		82.2	45.5

Other (income) expense
Pension Settlements/Curtailments	-	24.8		-	24.8

Total special (gains) and charges	$42.6	$49.7		$99.4	$132.0

(a) Special charges of $4.2 million and $5.6 million in the third quarter of 2023 and 2022, respectively, and $11.0 million and $58.8 million for the first nine months of 2023 and 2022, respectively, were recorded in product and equipment cost of sales. Special charges of $1.7 million and $1.5 million in the third quarter of 2023 and 2022, respectively, and $6.2 million and $2.9 million for the first nine months of 2023 and 2022, respectively, were recorded in service and lease cost of sales.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	Third Quarter Ended September 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2023	2022	Change	2023	2022	Change
Net Sales
Global Industrial	$1,826.9	$1,763.4	4%	$1,841.8	$1,769.6	4%
Global Institutional & Specialty	1,308.7	1,165.7	12%	1,313.0	1,166.0	13%
Global Healthcare & Life Sciences	400.7	360.1	11%	406.2	356.6	14%
Other	380.3	350.8	8%	382.1	349.4	9%
Corporate	15.0	27.7	(46)%	15.0	27.7	(46)%
Subtotal at fixed currency rates	3,931.6	3,667.7	7%	3,958.1	3,669.3	8%
Currency impact	26.5	1.6	*	-	-	*
Consolidated reported GAAP net sales	$3,958.1	$3,669.3	8%	$3,958.1	$3,669.3	8%

Operating Income (loss)
Global Industrial	$287.5	$266.6	8%	$289.8	$269.0	8%
Global Institutional & Specialty	249.9	195.2	28%	250.8	196.1	28%
Global Healthcare & Life Sciences	44.0	32.0	38%	45.2	31.3	44%
Other	72.9	63.3	15%	72.9	63.1	16%
Corporate	(92.2)	(76.6)	*	(92.7)	(76.5)	*
Subtotal at fixed currency rates	562.1	480.5	17%	566.0	483.0	17%
Currency impact	3.9	2.5	*	-	-	*
Consolidated reported GAAP operating income	$566.0	$483.0	17%	$566.0	$483.0	17%

	Nine Months Ended September 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2023	2022	Change	2023	2022	Change
Net Sales
Global Industrial	$5,321.8	$4,928.1	8%	$5,359.7	$5,025.2	7%
Global Institutional & Specialty	3,703.9	3,275.2	13%	3,714.0	3,304.7	12%
Global Healthcare & Life Sciences	1,166.8	1,092.7	7%	1,176.7	1,110.3	6%
Other	1,072.2	970.1	11%	1,076.0	980.0	10%
Corporate	55.3	96.1	(42)%	55.4	96.4	(43)%
Subtotal at fixed currency rates	11,320.0	10,362.2	9%	11,381.8	10,516.6	8%
Currency impact	61.8	154.4	*	-	-	*
Consolidated reported GAAP net sales	$11,381.8	$10,516.6	8%	$11,381.8	$10,516.6	8%

Operating Income
Global Industrial	$758.5	$663.3	14%	$765.1	$684.2	12%
Global Institutional & Specialty	584.3	452.4	29%	585.9	457.6	28%
Global Healthcare & Life Sciences	111.7	129.1	(13)%	113.7	132.2	(14)%
Other	186.4	152.0	23%	186.6	153.2	22%
Corporate	(248.4)	(263.0)	*	(249.0)	(263.9)	*
Subtotal at fixed currency rates	1,392.5	1,133.8	23%	1,402.3	1,163.3	21%
Currency impact	9.8	29.5	*	-	-	*
Consolidated reported GAAP operating income	$1,402.3	$1,163.3	21%	$1,402.3	$1,163.3	21%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco and Purolite transactions intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30	December 31,	September 30
(millions)	2023	2022	2022
Assets
Current assets
Cash and cash equivalents	$1,001.3	$598.6	$112.9
Accounts receivable, net	2,823.5	2,698.1	2,714.3
Inventories	1,536.0	1,792.8	1,802.7
Other current assets	428.6	404.7	469.4
Total current assets	5,789.4	5,494.2	5,099.3

Property, plant and equipment, net	3,332.8	3,293.4	3,260.9
Goodwill	8,098.4	8,012.7	7,741.4
Other intangible assets, net	3,528.6	3,680.7	3,915.0
Operating lease assets	536.0	448.2	427.0
Other assets	572.9	535.1	593.4
Total assets	$21,858.1	$21,464.3	$21,037.0

Liabilities and Equity
Current liabilities
Short-term debt	$1,129.1	$505.1	$497.9
Accounts payable	1,498.8	1,728.2	1,584.4
Compensation and benefits	553.3	493.6	434.2
Income taxes	134.3	197.6	110.4
Other current liabilities	1,285.0	1,285.9	1,145.4
Total current liabilities	4,600.5	4,210.4	3,772.3

Long-term debt	7,487.1	8,075.3	8,026.7
Pension and postretirement benefits	627.1	670.3	878.0
Deferred income taxes	450.9	505.6	577.1
Operating lease liabilities	415.0	337.8	317.5
Other liabilities	455.0	406.3	375.5
Total liabilities	14,035.6	14,205.7	13,947.1

Equity
Common stock	365.4	364.7	364.6
Additional paid-in capital	6,710.1	6,580.2	6,551.8
Retained earnings	9,832.8	9,318.8	9,205.1
Accumulated other comprehensive loss	(1,801.4)	(1,726.6)	(1,830.5)
Treasury stock	(7,311.1)	(7,301.0)	(7,228.4)
Total Ecolab shareholders’ equity	7,795.8	7,236.1	7,062.6
Noncontrolling interest	26.7	22.5	27.3
Total equity	7,822.5	7,258.6	7,089.9
Total liabilities and equity	$21,858.1	$21,464.3	$21,037.0

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(millions, except percent and per share)	2023	2022	2023	2022

Net sales
Reported GAAP net sales	$3,958.1	$3,669.3	$11,381.8	$10,516.6
Effect of foreign currency translation	(26.5)	(1.6)	(61.8)	(154.4)
Non-GAAP fixed currency sales	3,931.6	3,667.7	11,320.0	10,362.2
Effect of acquisitions and divestitures	(32.3)	(27.7)	(79.0)	(96.1)
Non-GAAP organic sales	$3,899.3	$3,640.0	$11,241.0	$10,266.1

Cost of sales
Reported GAAP cost of sales	$2,330.5	$2,291.6	$6,870.5	$6,576.1
Special (gains) and charges	5.9	7.1	17.2	61.7
Non-GAAP adjusted cost of sales	$2,324.6	$2,284.5	$6,853.3	$6,514.4

Gross profit
Reported GAAP gross profit	$1,627.6	$1,377.7	$4,511.3	$3,940.5
Special (gains) and charges	5.9	7.1	17.2	61.7
Non-GAAP adjusted gross profit	$1,633.5	$1,384.8	$4,528.5	$4,002.2

Gross margin
Reported GAAP gross margin	41.1%	37.5%	39.6%	37.5%
Non-GAAP adjusted gross margin	41.3%	37.7%	39.8%	38.1%

Operating income
Reported GAAP operating income	$566.0	$483.0	$1,402.3	$1,163.3
Special (gains) and charges at public currency rates	42.6	24.9	99.4	107.2
Non-GAAP adjusted operating income	608.6	507.9	1,501.7	1,270.5
Effect of foreign currency translation	(4.6)	(2.1)	(10.5)	(27.9)
Non-GAAP adjusted fixed currency operating income	604.0	505.8	1,491.2	1,242.6
Effect of acquisitions and divestitures	0.1	(0.4)	(1.9)	(0.4)
Non-GAAP organic operating income	$604.1	$505.4	$1,489.3	$1,242.2

Operating income margin
Reported GAAP operating income margin	14.3%	13.2%	12.3%	11.1%
Non-GAAP adjusted fixed currency operating income margin	15.4%	13.8%	13.2%	12.0%
Non-GAAP organic operating income margin	15.5%	13.9%	13.2%	12.1%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(millions, except percent and per share)	2023	2022	2023	2022
Other (income) expense
Reported GAAP other (income) expense	($14.5)	$5.7	($42.0)	($32.6)
Special (gains) and charges	-	24.8	-	24.8
Non-GAAP adjusted other (income) expense	($14.5)	($19.1)	($42.0)	($57.4)

Net Income attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$404.0	$347.1	$967.1	$827.3
Special (gains) and charges, after tax	34.2	39.6	78.6	105.8
Discrete tax net expense (benefit)	3.5	(14.2)	2.3	(9.5)
Non-GAAP adjusted net income attributable to Ecolab	$441.7	$372.5	$1,048.0	$923.6

Diluted EPS attributable to Ecolab
Reported GAAP diluted EPS	$1.41	$1.21	$3.38	$2.88
Special (gains) and charges, after tax	0.12	0.14	0.27	0.37
Discrete tax net expense (benefit)	0.01	(0.05)	0.01	(0.03)
Non-GAAP adjusted diluted EPS	$1.54	$1.30	$3.66	$3.22

Provision for Income Taxes
Reported GAAP tax rate	19.1%	14.6%	19.4%	17.9%
Special gains and charges	0.1	0.6	0.1	0.2
Discrete tax items	(0.7)	3.1	(0.2)	0.8
Non-GAAP adjusted tax rate	18.5%	18.3%	19.3%	18.9%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Third Quarter Ended September 30
	2023			2022
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Organic	Fixed Currency	Impact of Acquisitions and Divestitures	Organic
Net Sales
Global Industrial	$1,826.9	$ -	$1,826.9	$1,763.4	$ -	$1,763.4
Global Institutional & Specialty	1,308.7	(17.3)	1,291.4	1,165.7	-	1,165.7
Global Healthcare & Life Sciences	400.7	-	400.7	360.1	-	360.1
Other	380.3	-	380.3	350.8	-	350.8
Corporate	15.0	(15.0)	-	27.7	(27.7)	-
Subtotal at fixed currency rates	3,931.6	(32.3)	3,899.3	3,667.7	(27.7)	3,640.0
Currency impact	26.5			1.6
Consolidated reported GAAP net sales	$3,958.1			$3,669.3

Operating Income (loss)
Global Industrial	$287.5	$ -	$287.5	$266.6	$ -	$266.6
Global Institutional & Specialty	249.9	(0.1)	249.8	195.2	-	195.2
Global Healthcare & Life Sciences	44.0	-	44.0	32.0	-	32.0
Other	72.9	-	72.9	63.3	-	63.3
Corporate	(50.3)	0.2	(50.1)	(51.3)	(0.4)	(51.7)
Subtotal at fixed currency rates	604.0	0.1	604.1	505.8	(0.4)	505.4
Special (gains) and charges at fixed currency rates	41.9			25.3
Reported OI at fixed currency rates	562.1			480.5
Currency impact	3.9			2.5
Consolidated reported GAAP operating income	$566.0			$483.0

	Nine Months Ended September 30
	2023			2022
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$5,321.8	$ -	$5,321.8	$4,928.1	$ -	$4,928.1
Global Institutional & Specialty	3,703.9	(23.7)	3,680.2	3,275.2	-	3,275.2
Global Healthcare & Life Sciences	1,166.8	-	1,166.8	1,092.7	-	1,092.7
Other	1,072.2	-	1,072.2	970.1	-	970.1
Corporate	55.3	(55.3)	-	96.1	(96.1)	-
Subtotal at fixed currency rates	11,320.0	(79.0)	11,241.0	10,362.2	(96.1)	10,266.1
Currency impact	61.8			154.4
Consolidated reported GAAP net sales	$11,381.8			$10,516.6

Operating Income (loss)
Global Industrial	$758.5	$ -	$758.5	$663.3	$ -	$663.3
Global Institutional & Specialty	584.3	(0.8)	583.5	452.4	-	452.4
Global Healthcare & Life Sciences	111.7	-	111.7	129.1	-	129.1
Other	186.4	-	186.4	152.0	-	152.0
Corporate	(149.7)	(1.1)	(150.8)	(154.2)	(0.4)	(154.6)
Subtotal at fixed currency rates	1,491.2	(1.9)	1,489.3	1,242.6	(0.4)	1,242.2
Special (gains) and charges at fixed currency rates	98.7			108.8
Reported OI at fixed currency rates	1,392.5			1,133.8
Currency impact	9.8			29.5
Consolidated reported GAAP operating income	$1,402.3			$1,163.3

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

Selected Cash Flow items	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(millions)	2023	2022	2023	2022

Cash provided by operating activities	$787.7	$436.7	$1,559.3	$929.2
Less: Capital expenditures	(166.5)	(192.5)	(512.2)	(510.0)
Free cash flow	$621.2	$244.2	$1,047.1	$419.2

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2022	2022	2022	2022	2022	2022	2022
Diluted earnings per share, as reported (U.S. GAAP)	$0.60	$1.08	$1.67	$1.21	$2.88	$0.93	$3.81
Adjustments:
Special (gains) and charges (1)	0.22	0.01	0.23	0.14	0.37	0.35	0.72
Discrete tax expense (benefits) (2)	0.00	0.01	0.02	(0.05)	(0.03)	(0.01)	(0.04)
Adjusted diluted earnings per share (Non-GAAP)	$0.82	$1.10	$1.92	$1.30	$3.22	$1.27	$4.49

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2023	2023	2023	2023	2023	2023	2023
Diluted earnings per share, as reported (U.S. GAAP)	$0.82	$1.15	$1.97	$1.41	$3.38
Adjustments:
Special (gains) and charges (3)	0.07	0.08	0.15	0.12	0.27
Discrete tax expense (benefits) (4)	(0.01)	0.01	0.00	0.01	0.01
Adjusted diluted earnings per share (Non-GAAP)	$0.88	$1.24	$2.12	$1.54	$3.66	$0.00	$0.00

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2022 includes charges of $63.6 million, $2.6 million, $39.6 million and $101.5 million, net of tax, in the first, second, third and fourth quarters, respectively. These charges were primarily related to acquisition and integration charges, reserves related to our operations in Russia, COVID-19 related inventory write downs and employee-related costs, restructuring charges, litigation and other charges and pension settlements.

(2) Discrete tax expenses (benefits) for 2022 includes $1.0 million, $3.7 million, ($14.2) million and ($2.3) million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits and other discrete tax benefits.

(3) Special (gains) and charges for 2023 includes charges of $21.1 million, $23.3 million and $34.2 million, net of tax, in the first, second and third quarters, respectively. These charges were primarily related to restructuring charges, acquisition and integration charges and litigation and other charges.

(4) Discrete tax (benefits) for 2023 includes ($4.0) million, $2.8 million and $3.5 million in the first, second and third quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits and other discrete tax benefits.